Exhibit 10.1

TAILORED BRANDS, INC.

2016 LONG-TERM INCENTIVE PLAN

PERFORMANCE UNIT AWARD AGREEMENT

Tailored Brands, Inc., a Texas corporation (the “Company”), hereby grants to the undersigned executive of the Company (the “Executive”) the following Performance Units Award (“Performance Units”) pursuant to the terms and conditions of the Tailored Brands, Inc. 2016 Long-Term Incentive Plan (the “Plan”), and this Performance Unit Award Agreement (this “Award Agreement”).

1. Name of Executive:	[ • ]

2. Grant Date:	[ • ] , 20[ • ] (the “Grant Date”)

3. Performance Period:	One–year period commencing on [ • ] , 20[ • ]and ending on [ • ] , 20[ • ](the “Performance Period”)

4. Performance Units Granted:	[ • ]

5. Vesting:

Except as otherwise provided in this Award Agreement, the Performance Units will vest only if and to the extent that: (a) the Compensation Committee determines that the Performance Goals set forth in Section 6 of this Award Agreement (the “Performance Goals”) have been satisfied; and (b) the Executive is employed with the Company or any Affiliate on the last day of the applicable time-vesting periods set forth in Section 7 of this Award Agreement.

6. Performance Goals:

The Performance Goal applicable to the Performance Units granted to the Executive pursuant to this Award Agreement shall be Net Cash Provided by Operating Activities to be reported in the Company’s consolidated statements of cash flows for the fiscal year ending on [ • ], 20[•].

At the end of the Performance Period, if the amount of Net Cash Provided by Operating Activities is less than $[ • ], the Performance Units awarded under this Award Agreement shall be forfeited and no longer considered outstanding or to be held by the Executive as of the close of business on the date on which the Compensation Committee certifies that the amount of Net Cash Provided by Operating Activities is less than $[ • ].  If the amount of Net Cash Provided by Operating Activities is equal to or greater than $[ • ], the  Performance Units  awarded under this Award Agreement shall remain outstanding and held by the Executive, subject to the time-vesting requirements of

Section 7 of this Award Agreement.

7. Time-Vesting Requirements:

Except as otherwise provided in this Award Agreement, if the Performance Units remain outstanding at the end of the Performance Period pursuant to the provisions of Section 6 of this Award Agreement, such Performance Units will vest to the extent that the Executive satisfies the requirements of this Section 7.  If the Executive is employed by the Company or any Affiliate on the second anniversary of the Grant Date (the “Initial Vesting Date”), then 50% of the Performance Units will become vested.  If the Executive is employed by the Company or any Affiliate on the third anniversary of the Grant Date (the “Final Vesting Date”), then the remaining 50% of the Performance Units will become vested.

8. Settlement:

Except as otherwise provided herein, at the time that any of the  Performance Units vest pursuant to Section 7 or any other section of this Award Agreement, the Executive (or, in the event of the Executive’s death, the Executive’s beneficiary) will receive one (1) share of Stock for each  Performance Unit that vests.   Performance Units settled under this Award Agreement are intended to be exempt from Section 409A under the exemption for short term deferrals.  Accordingly, Performance Units will be settled in shares of Stock no later than the 15th day of the third month following the end of the fiscal year of the Company (or if later the calendar year) in which the Performance Units vest.

9. Dividend Equivalent Payments:

If, during the period beginning on the Grant Date and ending on the date on which any Performance Units are to be settled pursuant to Section 8 of this Award Agreement (the “Applicable Dividend Period”), the Company pays any dividends in cash with respect to the outstanding shares of Stock (a “Cash Dividend”), then, upon the settlement of vested Performance Units, the Executive shall also be entitled to receive a cash payment in an amount equal to the product of (a) the number of shares of Stock to be issued upon such settlement of the Performance Units; and (b) the aggregate amount of the Cash Dividends paid per share of Stock during the Applicable Dividend Period (the “Dividend Equivalents”).  Such Dividend Equivalents will be payable by the Company at the same time as the Performance Units to which they relate are settled pursuant to Section 8 of this Award Agreement.

If during the Applicable Dividend Period the Company pays any dividends in shares of Stock with respect to the outstanding shares of Stock, then, the Company will increase the number of Performance Units granted hereunder by an amount equal to the product of (a) the number of shares of Stock to be issued in exchange for the then outstanding Performance Units; and (b) the number of shares of Stock paid by the company per share of Stock (collectively, the “Stock Dividend Performance Units”).  Each Stock Dividend Performance Unit will be subject to the same terms and conditions applicable to the Performance Unit for which such Stock Dividend Performance Unit was awarded and will be settled at the same time and on the same basis as such Performance Unit.

10. Retirement, Death or Disability:

If the Executive’s employment with the Company or any Affiliate terminates by reason of the Executive’s Retirement, death or Disability before the end of the Performance Period, then the Performance Units granted under this Award Agreement shall be forfeited and no longer considered outstanding as of the date of the Executive’s Retirement, death or Disability.  If the Executive’s employment with the Company or any Affiliate terminates by reason of the Executive’s Retirement, death or Disability after the end of the Performance Period, but before the Initial Vesting Date, any Performance Units that would have vested had the Executive remained employed until the Initial Vesting Date shall become vested as of the date of the Executive’s Retirement, death or Disability and any remaining Performance Units granted under this Award Agreement shall be forfeited and no longer considered outstanding as of such date.  If the Executive’s employment with the Company or any Affiliate terminates by reason of the Executive’s Retirement, death or Disability after the Initial Vesting Date, but before the Final Vesting Date, any Performance Units that would have vested had the Executive remained employed until the Final Vesting Date shall become vested as of the date of the Executive’s Retirement, death or Disability.  Any Performance Units that vest pursuant to the provisions of this Section 10 will be settled at the time and in the manner described in Section 8 of this Award Agreement.

11. Termination of Employment for any Reason other than Retirement, Death or Disability

If the Executive’s employment with the Company or any Affiliate terminates for any reason other than the Executive’s Retirement, death or Disability before the date of settlement of a Performance Unit under Section 8 of this Award Agreement, then all then unvested Performance Units granted under this Award Agreement will be forfeited as of the date of the Executive’s termination of employment.

12. Change in Control:

In the event of a Change in Control, the terms and conditions of the Change in Control Plan will apply with respect to any outstanding Performance Units.  The term “Change in Control Plan” shall mean the Tailored Brands, Inc. Senior Executive Change in Control Severance Plan, adopted effective September 8, 2016.  For purposes of this Section 12, the terms and conditions of the Change in Control Plan are incorporated into and made a part of this Award Agreement.

13. Conditions

The Company’s obligation to deliver shares of Stock upon the settlement of a vested Performance Unit is subject to the satisfaction of the following conditions: (a) the Executive is not, at the time of settlement, in material breach of any of his or her obligations under this Award Agreement, or under any other agreement with the Company or any Affiliate; (b) no preliminary or permanent injunction or other order against the delivery of the shares of Stock issued by a federal or state court of competent jurisdiction in the United States shall be in effect; (c) there shall not be in effect any federal or state law, rule or regulation which prevents or delays delivery of the shares of Stock or payment, as appropriate; and (d) the Executive shall confirm any factual matters reasonably requested by the Compensation Committee, the Company or counsel for the Company.

14. Shareholder Rights:

Except as otherwise provided in this Award Agreement, the Executive shall have none of the rights of a shareholder with respect to the shares of Stock underlying the Performance Units, until the Executive becomes the recordholder of the shares of Stock underlying the Performance Units.

15. Effect of Plan:

The Performance Units are subject in all cases to the terms and conditions set forth in the Plan, which are incorporated into and made a part of this Award Agreement.  In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern.  All capitalized terms that are used in this Award Agreement but are not defined in this Award Agreement shall have the meanings ascribed to such terms in the Plan.

16. Acknowledgment:	By signing below, the Executive acknowledges and agrees that the Performance Units are subject to all of the terms and conditions of the Plan and this Award Agreement.

17. Counterparts:	This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

18. Forfeiture for Cause:	Notwithstanding any other provision of this Agreement, the Performance Units granted hereunder shall be subject to the Forfeiture for Cause provisions contained in Section 4.7 of the Plan.

19. Effect on Other Agreements

The parties acknowledge and agree that, with the exception of the Change in Control Plan or an employment agreement, if either or both are applicable to the Executive, the provisions of this Award Agreement shall supersede any and all other agreements and rights that the Executive has under any agreements or arrangements between the Executive and the Company, whether in writing or otherwise, with respect to the matters set forth herein.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Executive has executed this Agreement, all effective as of the Grant Date.

TAILORED BRANDS, INC.

By: [ • ]
Name:
Title:

EXECUTIVE:

Name: [ • ]